Exhibit 99.1

NEWS RELEASE – May 16, 2006

For more information:

Ken Golden

Director, News and Information

309-765-5678

DEERE REPORTS SECOND-QUARTER EARNINGS OF $745 MILLION

•                  Global farm prospects encouraging, supported by solid fundamentals and attractive prospects for renewable fuels.

•                  Construction equipment sector remains in strong growth mode.

•                  Rigorous asset-management efforts show further progress.

•      Earnings include gain from sale of health-care operations.

MOLINE, Illinois (May 16, 2006) — Deere & Company today announced worldwide net income of $744.6 million, or $3.13 per share, for the second quarter ended April 30, compared with $604.0 million, or $2.43 per share, for the same period last year. Income from continuing operations, which excludes the company’s discontinued health-care business, was $517.0 million, or $2.17 per share, for the second quarter, versus $599.3 million, or $2.41 per share, last year.

For the first six months, net income was $980.5 million, or $4.11 per share, compared with $826.8 million, or $3.31 per share, last year. Six-month net income from continuing operations was $740.9 million, or $3.11 per share, compared with $814.3 million, or $3.26 per share, last year. Income from continuing operations for both the quarter and six months included an after-tax charge of $44.2 million related to the completion of a cash tender offer to repurchase outstanding debt securities.

Worldwide net sales and revenues increased 2 percent to $6.562 billion for the second quarter, compared with a year ago, and increased 4 percent to $10.764 billion for the first six months. Net sales of the equipment operations were $6.029 billion for the quarter and $9.720 billion for six months, compared with $6.019 billion and $9.546 billion for the respective periods last year.

Strong operating performance and positive customer response are continuing to drive Deere’s results, noted Robert W. Lane, chairman and chief executive officer. “Exciting new equipment and services, which employ advanced technology and productivity enhancements, are attracting customers and promoting an expanded market presence for John Deere throughout the world,” Lane said. “Our performance is being further aided by a focus on rigorous asset management, which allows us to meet customer needs while keeping inventory levels lean and efficient. As a result of this focus, trade receivables and inventories in relation to sales have declined for 24 consecutive quarters compared with the same quarter in the prior year.”

Summary of Operations

Excluding the effect of currency translation and price changes, worldwide equipment sales were down 1 percent for the quarter and up 1 percent for six months. On a reported basis, equipment sales in the U.S. and Canada increased 2 percent for the quarter and 5 percent for six months. Outside the U.S. and Canada, sales for the quarter and six months increased by 1 percent excluding currency translation, but were down 4 percent as reported for both periods.

Deere’s equipment divisions reported operating profit of $786 million for the quarter and $1.047 billion for six months, compared with $856 million and $1.118 billion for the same periods last year. Operating profit for the quarter and for six months was negatively affected by planned lower manufacturing volumes and higher raw material costs. Results for both periods benefited from improved price realization and lower retirement benefit costs.

Deere’s ongoing emphasis on rigorous asset management is continuing to produce solid results. Trade receivables and inventories at the end of the quarter were $7.112 billion, or 36 percent of previous 12-month sales, compared with $7.280 billion, or 38 percent of sales, a year ago.

Financial services reported net income of $309.4 million for the quarter and $406.0 million for six months versus $74.5 million and $162.5 million last year. Income from continuing operations was $81.8 million for the quarter and $166.4 million for six months, versus $69.8 million and $150.0 million a year earlier. Income from discontinued operations was $227.6 million for the quarter and $239.6 million year to date, related primarily to the gain on sale of the company’s health care operations in the second quarter, compared with $4.7 million and $12.5 million last year. Financial services had higher net income from continuing operations for the quarter and six months, primarily due to growth in the portfolio, partially offset by narrower financing spreads.

Company Earnings Outlook

Company equipment sales are projected to increase by 3 to 5 percent for full-year 2006 and are expected to be up 4 to 6 percent for the third quarter. Consistent with ongoing asset-management initiatives, production levels are expected to be down about 5 percent for the year and down about 2 percent in the third quarter. Company farm-machinery production in the U.S. and Canada is projected to be about 15 percent lower in the third quarter than last year. Based on the above, net income is forecast to be around $1.7 billion for the year and in a range of $400 million to $425 million for the third quarter.

Deere’s full-year net income projection includes the impact of three previously announced items. These are the closure of a forestry-equipment plant in Canada, which is expected to result in an after-tax charge of about $35 million, as well as the $44 million after-tax debt-redemption charge mentioned earlier in this announcement. Also included is the approximately $240 million of net income for the discontinued health care business, as noted above.

Company Summary

“Deere’s recent performance is further evidence of our progress building a more profitable, more resilient enterprise,” Lane said. “What’s more, these efforts are receiving strong support from growing worldwide prospects for renewable fuels, such as ethanol, biodiesel and wind energy. In our view, rising demand for renewables holds great promise for John Deere and for the global agricultural sector. At the same time, Deere is strongly positioned to serve our expanding worldwide customer base with advanced equipment and innovative services. As a result of these factors, we have confidence in the company’s ability to deliver strong financial results and solid investor value over the long term.”

* * *

Equipment Division Performance

• Agricultural. Division sales decreased 7 percent for the quarter and 6 percent for the six months. Sales declined due to lower shipments and currency translation, partially offset by improved price realization. Operating profit was $385 million for the quarter and $491 million for the six months, compared with $488 million and $651 million for the respective periods last year. Operating profit was down for both periods primarily due to lower shipments and inefficiencies related to reduced worldwide production volumes. Production was down substantially in the second quarter, as planned, in line with Deere’s ongoing commitment to asset discipline. Results for both the quarter and six months received benefit from improved price realization and lower retirement benefit costs.

• Commercial & Consumer. Division sales increased 7 percent for the quarter and 11 percent for six months, primarily due to higher sales in the landscapes business. Operating profit was $127 million for the quarter and $146 million year to date, compared with $135 million and $133 million for the respective periods last year. Operating profit was lower for the quarter primarily due to higher raw material costs and inefficiencies related to lower production volumes, partially offset by improved profitability of the landscapes business. The operating profit improvement for six months was primarily due to improved profitability of the landscapes business and lower retirement-benefit costs, partially offset by higher raw material costs.

• Construction & Forestry. Sales rose 10 percent for the quarter and 13 percent for six months reflecting strong activity at the retail level. Operating profit was $274 million for the quarter and $410 million for six months, compared with $233 million and $334 million last year. Higher operating profit for the quarter was primarily due to improved price realization, increased shipments and efficiencies related to stronger production volumes, partially offset by higher raw material costs. The six-month operating profit improvement was primarily due to increased shipments, stronger production volumes and improved price realization. These factors were partially offset by higher raw material costs and expenses to close a facility in Canada.

Market Conditions & Outlook

• Agricultural. Strong worldwide demand for crops is being driven by an increase in global population and by a dramatic rise in the projected use of renewable fuels such as ethanol. As a result, carryover stocks of commodities such as wheat and corn are expected to remain low, providing support to crop prices and worldwide farm fundamentals. In the near term, rising energy prices are having a negative impact on global farm income by pushing up fuel and fertilizer costs.

Although the agricultural sector in the U.S. and Canada remains in sound overall condition, industry sales of farm machinery are expected to be down about 5 percent for 2006. This is consistent with the company’s earlier forecast. Farm cash receipts, while quite healthy, are expected to be lower than last year. In addition, supplies of used equipment have begun to show an increase from previous levels. At the same time, farmers’ overall financial condition remains strong, with support from relatively low debt levels and rising land values.

In Western Europe, industry retail sales are forecast to be down about 5 percent for the year as a result of concerns over input costs and government farm policies. In South America, industry sales are forecast to be down about 20 percent, mainly due to continued strength in the Brazilian currency.

Based on these factors and market conditions, worldwide sales of John Deere agricultural equipment are forecast to be flat to down 2 percent for the year. Although company sales are expected to benefit from newly introduced products, results will be affected by ongoing efforts to reduce company-owned and field inventories.

• Commercial & Consumer. Sales of John Deere commercial and consumer equipment are forecast to be up 7 to 9 percent for the year with support from newly introduced products, an assumed return to more normal weather patterns for the remainder of the year, and higher sales from the company’s landscapes business. Division sales are also expected to benefit from an expanded presence of John Deere products in the mass channel.

• Construction & Forestry. Markets for construction equipment are experiencing further gains in 2006 as a result of a positive overall level of construction spending. For the year, an increase in nonresidential spending is expected to more than offset a slight decline in residential construction. As a result, equipment sales are expected to benefit from contractors updating and expanding their fleets. Worldwide forestry-equipment markets are projected to remain relatively strong but to be slightly lower than last year. In this environment, Deere’s worldwide sales of construction and forestry equipment are forecast to rise by 10 to 12 percent for fiscal 2006.

• Credit. Full-year net income for Deere’s credit operations is now forecast to be approximately $335 million, with the improvement from last year being driven by growth in the credit portfolio. This outlook continues to reflect strong credit quality and very low loss experience.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $68.5 million for the quarter and $138.6 million for the year to date, compared with net income of $61.5 million and $129.7 million for the respective periods last year. Results for the second quarter and for the first six months benefited from growth in the portfolio, partially offset by narrower financing spreads.

Net receivables and leases financed by JDCC were $17.142 billion at April 30, 2006, compared with $15.260 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $18.343 billion at April 30, 2006, compared with $17.400 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements under “Company Earnings Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment, the many interrelated factors that affect farmers’ confidence. These factors include worldwide demand for agricultural products, world grain stocks, weather and soil conditions, harvest yields, prices realized for commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs (including those that may result from the difficult farm income conditions in Brazil), international reaction to such programs, animal diseases and their affects on poultry and beef consumption and prices (including bovine spongiform encephalopathy, commonly known as “mad cow” disease, and avian flu), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions in these markets, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment. The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment. Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political stability of the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; the success of new product introduction initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rate levels and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the Company operates. Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs. Other factors that could affect results are changes in Company declared dividends, acquisitions and divestitures of businesses, common stock issuances and repurchases, and the issuance and retirement of Company debt.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The Company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.

(end)

Second Quarter 2006 Press Release

(millions of dollars)

	Three Months Ended April 30			Six Months Ended April 30
	2006	2005	% Change	2006	2005	% Change
Net sales and revenues:
Agricultural equipment net sales	$3,068	$3,292	-7	$4,962	$5,302	-6
Commercial and consumer equipment net sales	1,319	1,235	+7	1,948	1,758	+11
Construction and forestry net sales	1,642	1,492	+10	2,810	2,486	+13
Total net sales *	6,029	6,019		9,720	9,546	+2
Credit revenues	434	343	+27	842	673	+25
Other revenues *	99	79	+25	202	156	+29
Total net sales and revenues *	$6,562	$6,441	+2	$10,764	$10,375	+4

Operating profit: **
Agricultural equipment	$385	$488	-21	$491	$651	-25
Commercial and consumer equipment	127	135	-6	146	133	+10
Construction and forestry	274	233	+18	410	334	+23
Credit	124	109	+14	253	235	+8
Other *				1
Total operating profit *	910	965	-6	1,301	1,353	-4
Interest, corporate expenses and income taxes	(393)	(366)	+7	(560)	(539)	+4
Income from continuing operations	517	599	-14	741	814	-9
Income from discontinued operations	228	5		240	13
Net income	$745	$604	+23	$981	$827	+19

*                                         Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$1,723	$1,800	-4	$2,795	$2,924	-4
Operating profit	$171	$253	-32	$243	$364	-33

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

Other revenues and operating profit in the prior periods as presented above decreased $180 million and $6 million, respectively, in the second quarter and $373 million and $15 million, respectively, in the first six months from the amounts reported in 2005 due to a reclassification of the health care operations included in “Other” last year to discontinued operations this year.

**                                  Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains or losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended April 30, 2006 and 2005
(In millions of dollars and shares except per share amounts) Unaudited

	2006	2005
Net Sales and Revenues
Net sales	$6,029.0	$6,019.2
Finance and interest income	416.9	341.9
Other income	115.6	79.7
Total	6,561.5	6,440.8

Costs and Expenses
Cost of sales	4,542.7	4,545.7
Research and development expenses	187.8	170.4
Selling, administrative and general expenses	613.8	563.1
Interest expense	250.4	180.1
Other operating expenses	181.6	94.1
Total	5,776.3	5,553.4

Income of Consolidated Group Before Income Taxes	785.2	887.4
Provision for income taxes	269.9	294.4
Income of Consolidated Group	515.3	593.0

Equity in Income of Unconsolidated Affiliates
Credit	.2	.1
Other	1.5	6.2
Total	1.7	6.3

Income from Continuing Operations	517.0	599.3
Income from Discontinued Operations	227.6	4.7
Net Income	$744.6	$604.0

Per Share Data
Basic:
Continuing operations	$2.19	$2.44
Discontinued operations	.97	.02
Net income	$3.16	$2.46

Diluted:
Continuing operations	$2.17	$2.41
Discontinued operations	.96	.02
Net income	$3.13	$2.43

Average Shares Outstanding:
Basic	235.3	245.4
Diluted	238.1	248.7

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME

For the Six Months Ended April 30, 2006 and 2005

(In millions of dollars and shares except per share amounts) Unaudited

	2006	2005

Net Sales and Revenues
Net sales	$9,720.3	$9,545.7
Finance and interest income	820.4	667.5
Other income	222.9	162.1
Total	10,763.6	10,375.3

Costs and Expenses
Cost of sales	7,439.0	7,315.4
Research and development expenses	348.8	319.7
Selling, administrative and general expenses	1,081.5	992.7
Interest expense	480.3	347.2
Other operating expenses	288.7	179.5
Total	9,638.3	9,154.5

Income of Consolidated Group Before Income Taxes	1,125.3	1,220.8
Provision for income taxes	386.0	409.9
Income of Consolidated Group	739.3	810.9

Equity in Income of Unconsolidated Affiliates
Credit	.3	.3
Other	1.3	3.1
Total	1.6	3.4

Income from Continuing Operations	740.9	814.3
Income for Discontinued Operations	239.6	12.5
Net Income	$980.5	$826.8

Per Share Data
Basic:
Continuing operations	$3.14	$3.31
Discontinued operations	1.02	.05
Net income	$4.16	$3.36

Diluted:
Continuing operations	$3.11	$3.26
Discontinued operations	1.00	.05
Net income	$4.11	$3.31

Average Shares Outstanding:
Basic	235.8	246.2
Diluted	238.5	249.8

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	April 30	October 31	April 30
	2006	2005	2005
Assets
Cash and cash equivalents	$1,201.9	$2,258.2	$3,056.7
Marketable securities	1,774.7	2,169.1	1.7
Receivables from unconsolidated affiliates	22.7	18.4	21.4
Trade accounts and notes receivable - net	4,400.6	3,117.8	4,389.6
Financing receivables - net	13,082.9	12,869.4	11,769.9
Restricted financing receivables - net	1,685.3	1,457.9	600.3
Other receivables	366.7	523.0	301.2
Equipment on operating leases - net	1,360.9	1,335.6	1,214.4
Inventories	2,711.8	2,134.9	2,890.0
Property and equipment - net	2,449.9	2,343.3	2,155.5
Investments in unconsolidated affiliates	109.8	106.7	109.7
Goodwill	1,083.3	1,088.5	973.8
Other intangible assets - net	53.3	18.3	21.0
Prepaid pension costs	2,648.2	2,662.7	2,652.7
Other assets	458.3	419.8	450.3
Deferred income taxes	538.1	628.1	597.3
Deferred charges	146.4	133.8	138.3
Assets of discontinued operations		351.3	349.8
Total Assets	$34,094.8	$33,636.8	$31,693.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,584.5	$6,883.8	$5,364.0
Payables to unconsolidated affiliates	188.0	140.8	174.3
Accounts payable and accrued expenses	4,330.7	4,320.9	4,196.1
Accrued taxes	246.2	214.3	188.7
Deferred income taxes	67.0	62.7	61.8
Long-term borrowings	11,479.8	11,738.8	11,324.3
Retirement benefit accruals and other liabilities	2,638.3	3,232.3	3,431.0
Liabilities of discontinued operations		191.7	213.7
Total liabilities	26,534.5	26,785.3	24,953.9
Stockholders’ equity	7,560.3	6,851.5	6,739.7
Total Liabilities and Stockholders’ Equity	$34,094.8	$33,636.8	$31,693.6

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Six Months Ended April 30, 2006 and 2005
(In millions of dollars) Unaudited

	2006	2005

Cash Flows from Operating Activities
Net income	$980.5	$826.8
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	17.4	4.6
Provision for depreciation and amortization	331.9	313.8
Gain on the sale of a business	(355.4)
Undistributed earnings of unconsolidated affiliates	(.2)	(2.3)
Provision (credit) for deferred income taxes	82.4	(72.0)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	(1,478.3)	(1,201.5)
Inventories	(657.7)	(982.4)
Accounts payable and accrued expenses	(8.9)	266.5
Retirement benefit accruals/prepaid pension costs	(592.0)	(52.3)
Other	219.0	148.3
Net cash used for operating activities	(1,461.3)	(750.5)

Cash Flows from Investing Activities
Collections of financing receivables	4,921.0	3,927.4
Proceeds from sales of financing receivables	39.6	51.5
Proceeds from maturities and sales of marketable securities	1,913.0	26.8
Proceeds from sales of equipment on operating leases	157.0	200.6
Proceeds from sales of businesses, net of cash sold	437.2	46.0
Cost of financing receivables acquired	(5,002.3)	(4,935.8)
Purchases of marketable securities	(1,443.8)	(57.7)
Purchases of property and equipment	(322.8)	(182.4)
Cost of operating leases acquired	(190.2)	(136.0)
Acquisitions of businesses, net of cash acquired	(14.6)	(6.1)
Other	(40.8)	25.2
Net cash provided by (used for) investing activities	453.3	(1,040.5)

Cash Flows from Financing Activities
Increase in short-term borrowings	456.4	976.5
Proceeds from long-term borrowings	1,479.8	1,480.1
Principal payments on long-term borrowings	(1,589.5)	(270.7)
Proceeds from issuance of common stock	268.1	96.6
Repurchases of common stock	(566.4)	(484.4)
Dividends paid	(165.7)	(138.6)
Excess tax benefits from share-based compensation	66.7
Other	(9.6)	(.7)
Net cash provided by (used for) financing activities	(60.2)	1,658.8

Effect of Exchange Rate Changes on Cash	11.9	7.8

Net Decrease in Cash and Cash Equivalents	(1,056.3)	(124.4)
Cash and Cash Equivalents at Beginning of Period	2,258.2	3,181.1
Cash and Cash Equivalents at End of Period	$1,201.9	$3,056.7

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)           Dividends declared and paid on a per share basis were as follows:

	Three Months Ended April 30		Six Months Ended April 30
	2006	2005	2006	2005

Dividends declared	$.39	$.31	$.78	$.59
Dividends paid	$.39	$.28	$.70	$.56

(2)           The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)           Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended April 30		Six Months Ended April 30
	2006	2005	2006	2005

Net income	$744.6	$604.0	$980.5	$826.8

Other comprehensive income (loss), net of tax:

Change in cumulative translation adjustment	46.6	4.6	75.4	39.0

Unrealized gain (loss) on investments	(1.0)	.4	1.1	(.3)

Unrealized gain on derivatives	3.7	1.5	4.1	7.7

Comprehensive income	$793.9	$610.5	$1,061.1	$873.2

(4)               The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries except for the health care operations, which are reported on a discontinued basis in the Statements of Consolidated Income and the Condensed Consolidated Balance Sheet. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis except for the health care operations, which are reported on a discontinued basis. The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit operations with the health care operations reported on a discontinued basis. In February 2006, the Company sold its health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended April 30, 2006 and 2005

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005
Net Sales and Revenues
Net sales	$6,029.0	$6,019.2
Finance and interest income	16.6	31.2	$475.0	$384.3
Other income	88.7	72.3	40.1	23.0
Total	6,134.3	6,122.7	515.1	407.3

Costs and Expenses
Cost of sales	4,542.7	4,545.7
Research and development expenses	187.8	170.4
Selling, administrative and general expenses	516.8	472.0	97.5	92.0
Interest expense	52.4	54.5	208.6	140.8
Interest compensation to Financial Services	64.2	58.3
Other operating expenses	109.5	41.0	84.6	67.8
Total	5,473.4	5,341.9	390.7	300.6

Income of Consolidated Group
Before Income Taxes	660.9	780.8	124.4	106.7
Provision for income taxes	227.2	257.4	42.8	37.1
Income of Consolidated Group	433.7	523.4	81.6	69.6

Equity in Income of Unconsolidated
Subsidiaries and Affiliates
Credit	81.5	71.0	.2	.2
Other	1.8	4.9
Total	83.3	75.9	.2	.2

Income from Continuing Operations	517.0	599.3	81.8	69.8
Income from Discontinued Operations	227.6	4.7	227.6	4.7
Net Income	$744.6	$604.0	$309.4	$74.5

*                 Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Six Months Ended April 30, 2006 and 2005

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005
Net Sales and Revenues
Net sales	$9,720.3	$9,545.7
Finance and interest income	38.7	60.2	$916.2	$741.5
Other income	178.8	144.5	72.8	45.2
Total	9,937.8	9,750.4	989.0	786.7

Costs and Expenses
Cost of sales	7,439.0	7,315.4
Research and development expenses	348.8	319.7
Selling, administrative and general expenses	913.5	839.2	169.6	155.4
Interest expense	106.0	111.3	395.6	265.5
Interest compensation to Financial Services	113.1	104.6
Other operating expenses	145.9	69.5	170.0	135.7
Total	9,066.3	8,759.7	735.2	556.6

Income of Consolidated Group
Before Income Taxes	871.5	990.7	253.8	230.1
Provision for income taxes	298.3	329.5	87.7	80.4
Income of Consolidated Group	573.2	661.2	166.1	149.7

Equity in Income of Unconsolidated
Subsidiaries and Affiliates
Credit	165.8	152.8	.3	.3
Other	1.9	.3
Total	167.7	153.1	.3	.3

Income from Continuing Operations	740.9	814.3	166.4	150.0
Income from Discontinued Operations	239.6	12.5	239.6	12.5
Net Income	$980.5	$826.8	$406.0	$162.5

*               Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	April 30 2006	October 31 2005	April 30 2005	April 30 2006	October 31 2005	April 30 2005

Assets
Cash and cash equivalents	$826.1	$1,943.9	$2,727.9	$375.9	$314.2	$328.8
Cash equivalents deposited with unconsolidated subsidiaries	166.6	179.7	236.0
Cash and cash equivalents	992.7	2,123.6	2,963.9	375.9	314.2	328.8
Marketable securities	1,708.5	2,158.7		66.2	10.4	1.7
Receivables from unconsolidated subsidiaries and affiliates	307.2	324.4	1,291.0	3.3	.3	1.9
Trade accounts and notes receivable - net	1,341.8	873.7	1,116.8	3,580.1	2,621.6	3,748.9
Financing receivables - net	2.6	5.6	11.1	13,080.3	12,863.8	11,758.8
Restricted financing receivables - net				1,685.3	1,457.9	600.3
Other receivables	248.3	401.2	216.0	118.4	121.8	85.2
Equipment on operating leases - net			1.0	1,360.9	1,335.6	1,213.4
Inventories	2,711.8	2,134.9	2,890.0
Property and equipment - net	2,293.7	2,277.3	2,123.0	156.3	66.1	32.5
Investments in unconsolidated subsidiaries and affiliates	2,546.3	2,318.8	2,178.4	4.7	4.3	4.4
Goodwill	1,083.3	1,088.5	973.8
Other intangible assets - net	53.3	18.3	21.0
Prepaid pension costs	2,634.0	2,638.5	2,636.7	14.2	24.2	16.0
Other assets	178.7	173.5	201.1	279.5	246.2	249.2
Deferred income taxes	637.9	729.7	714.1	8.1	11.1
Deferred charges	113.3	102.2	114.8	34.9	32.5	25.1
Assets of discontinued operations		159.6	136.1		351.3	349.8
Total Assets	$16,853.4	$17,528.5	$17,588.8	$20,768.1	$19,461.3	$18,416.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$244.3	$677.4	$551.2	$7,340.2	$6,206.4	$4,812.8
Payables to unconsolidated subsidiaries and affiliates	191.2	141.1	176.3	451.2	485.7	1,505.6
Accounts payable and accrued expenses	4,056.4	4,044.7	4,106.6	797.4	654.6	567.2
Accrued taxes	210.0	188.2	160.4	36.2	26.1	28.3
Deferred income taxes	15.6	11.8	11.5	159.2	163.6	167.1
Long-term borrowings	1,960.5	2,423.4	2,450.9	9,519.3	9,315.4	8,873.4
Retirement benefit accruals and other liabilities	2,615.1	3,190.4	3,392.2	23.2	41.9	38.7
Liabilities of discontinued operations					191.7	213.7
Total liabilities	9,293.1	10,677.0	10,849.1	18,326.7	17,085.4	16,206.8
Stockholders’ equity	7,560.3	6,851.5	6,739.7	2,441.4	2,375.9	2,209.2
Total Liabilities and Stockholders’ Equity	$16,853.4	$17,528.5	$17,588.8	$20,768.1	$19,461.3	$18,416.0

*                 Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTED CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Six Months Ended April 30, 2006 and 2005

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005
Cash Flows from Operating Activities
Net income	$980.5	$826.8	$406.0	$162.5
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for doubtful receivables	5.0	2.0	12.4	2.7
Provision for depreciation and amortization	200.5	192.5	153.9	144.1
Gain on the sale of a business	(355.4)		(355.4)
Undistributed earnings of unconsolidated subsidiaries and affiliates	(167.6)	(36.2)	(.2)	(.3)
Provision (credit) for deferred income taxes	84.5	(82.0)	(2.0)	9.9
Changes in assets and liabilities:
Receivables	(467.4)	(270.9)	14.0	37.1
Inventories	(567.5)	(883.8)
Accounts payable and accrued expenses	22.4	388.6	113.5	14.5
Retirement benefit accruals/prepaid pension costs	(583.2)	(57.1)	(8.9)	4.8
Other	282.8	243.7	78.7	(84.5)
Net cash provided by (used for) operating activities	(565.4)	323.6	412.0	290.8

Cash Flows from Investing Activities
Collections of receivables			13,784.8	12,359.8
Proceeds from sales of financing receivables			52.1	82.0
Proceeds from maturities and sales of marketable securities	1,809.6		103.4	26.8
Proceeds from sales of equipment on operating leases		5.3	157.0	195.4
Proceeds from sales of businesses, net of cash sold	437.2	46.0
Cost of receivables acquired			(15,047.4)	(14,502.2)
Purchases of marketable securities	(1,366.4)		(77.4)	(57.7)
Purchases of property and equipment	(224.7)	(173.5)	(98.1)	(8.9)
Cost of operating leases acquired			(312.0)	(269.2)
Acquisitions of businesses, net of cash acquired	(14.6)	(6.1)
Other	46.2	1.7	(108.4)	10.6
Net cash provided by (used for) investing activities	687.3	(126.6)	(1,546.0)	(2,163.4)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(171.5)	(29.7)	627.9	1,006.4
Change in intercompany receivables/payables	24.2	175.7	(37.3)	(164.2)
Proceeds from long-term borrowings		6.3	1,479.8	1,473.8
Principal payments on long-term borrowings	(707.3)	(3.3)	(882.2)	(267.4)
Proceeds from issuance of common stock	268.1	96.6
Repurchases of common stock	(566.4)	(484.4)
Dividends paid	(165.7)	(138.6)	(17.3)	(128.3)
Excess tax benefits from share-based compensation	66.7
Other	(9.6)	(.7)	21.5	12.9
Net cash provided by (used for) financing activities	(1,261.5)	(378.1)	1,192.4	1,933.2

Effect of Exchange Rate Changes on Cash	8.7	5.5	3.3	2.2

Net Increase (Decrease) in Cash and Cash Equivalents	(1,130.9)	(175.6)	61.7	62.8
Cash and Cash Equivalents at Beginning of Period	2,123.6	3,139.5	314.2	266.0
Cash and Cash Equivalents at End of Period	$992.7	$2,963.9	$375.9	$328.8

*                 Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.